EXHIBIT 99

PRESS RELEASE OF CCSB FINANCIAL CORP.

For more information		FOR IMMEDIATE RELEASE
contact:	Mario Usera	Liberty, Missouri
	Executive Vice President	January 28, 2004
(816) 781-4500

CCSB FINANCIAL CORP. ANNOUNCES EARNINGS

FOR FIRST QUARTER OF FISCAL YEAR 2004

AND PLAN TO REPURCHASE STOCK

LIBERTY, MISSOURI – CCSB Financial Corp. (OTC Bulletin Board: CCFC) today announced net earnings of $15,000 for the first quarter ended December 31, 2003. This compares to net earnings of $21,000 for the same period in the prior year. In addition, the Company announced today that the Company’s Board of Directors authorized the repurchase of up to 50,000 shares, or approximately 5.1%, of the Company’s outstanding common stock.

Although higher net interest income for the three-month period was noted, net earnings decreased due to lower noninterest income and higher noninterest expense. Net interest income after the provision for loan losses increased $123,000 for the three months ended December 31, 2003, compared to the three months ended December 31, 2002. However, noninterest income decreased $70,000 as the result of a decline in gain on the sale of loans and noninterest expense increased $58,000 as the result of higher expenses related to being a public company and a decrease in deferred loan origination costs.

The Company announced plans to repurchase stock subsequent to the approval by stockholders of its 2004 Recognition and Retention Plan (RRP) and 2004 Stock Option Plan (SOP). Repurchases are authorized to be made by the Company through open market transactions or in privately negotiated transactions from time to time over a 12-month period as, in the opinion of management, market conditions warrant. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes, including the issuance of shares in connection with grants and awards under the Company’s stock-based benefit programs.

CCSB Financial Corp. is the holding company for Clay County Savings Bank, a federally-insured and chartered savings bank based in Liberty, Missouri. CCSB Financial Corp.’s results of operations depend primarily on its wholly-owned subsidiary savings bank. Clay County Savings Bank converted from a mutual organization to a stock savings bank on January 8, 2003. In connection with the conversion, CCSB Financial Corp. was formed as the Bank’s holding company.

Basic and diluted earnings per share were $0.02 based upon the weighted-average shares outstanding during the period. Earnings per share for the prior year are not applicable since the common stock has only been outstanding since January 8, 2003.

At December 31, 2003, CCSB Financial Corp. had total assets of $82.6 million and total stockholders’ equity of $15.0 million, or $15.35 per share.

CCSB Financial Corp. trades on the OTC Electronic Bulletin Board under the symbol “CCFC.” The Bank offers a full range of deposit and loan products from its offices in Liberty (2), Kearney and Smithville, all located in Clay County, Missouri, and in the standard metropolitan statistical area of Kansas City, Missouri.